Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Northfield Laboratories Inc.:
We consent to the incorporation by reference in the registration statement dated September 1, 2006 on Form S-3 of Northfield Laboratories Inc. of our audit reports dated August 11, 2006, relating to the balance sheets of Northfield Laboratories Inc. as of May 31, 2006 and 2005, and the related statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended May 31, 2006, and for the cumulative period from June 19, 1985 (inception) through May 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2006, and the effectiveness of internal control over financial reporting as of May 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our audit report covering the May 31, 2006, financial statements refers to a change in accounting due to the adoption of the provisions of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”
/s/ KPMG LLP
Chicago, Illinois
August 31, 2006